UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
             SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                      Commission File Number 333-98555-01


                             MMCA AUTO OWNER TRUST
                         2002-4 (MMCA Auto Receivables
                            Trust II - Originator)
                _______________________________________________
            (Exact name of Registrant as specified in its charter)


                             6363 Katella Avenue,
                            Cypress, CA 90630-5205
                                (714) 236-1615
                _______________________________________________
                       (Address, including zip code, and
                    telephone number, including area code,
                 of registrant's principal executive offices)


                     Class A-1 1.76375% Asset Backed Notes
                      Class A-2 1.92% Asset Backed Notes
                      Class A-3 2.55% Asset Backed Notes
                      Class A-4 3.05% Asset Backed Notes
                       Class B 3.82% Asset Backed Notes
                       Class C 4.56% Asset Backed Notes
           ___________________________________________________________
           (Title of each class of securities covered by this Form)



(Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains): NONE


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duties to file reports:

Rule 12g-4(a)(1)(i)          [   ]            Rule 12h-3(b)(1)(i)        [   ]
Rule 12g-4(a)(1)(ii)         [   ]            Rule 12h-3(b)(1)(ii)       [   ]
Rule 12g-4(a)(2)(i)          [   ]            Rule 12h-3(b)(2)(i)        [   ]
Rule 12g-4(a)(2)(ii)         [   ]            Rule 12h-3(b)(2)(ii)       [   ]
                                              Rule 15d-6                 [ X ]

Approximate number of holders of record as of the certificate or notice date: 65

Pursuant to the requirements of the Securities Exchange Act of 1934, MMCA Auto Receivables Trust II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 6, 2003                        MMCA AUTO RECEIVABLES TRUST II
                                            (Registrant)


                                            By:  /s/ Hideyuki Kitamura
                                                 -------------------------------
                                                 Name:   Hideyuki Kitamura
                                                 Title:  Secretary and Treasurer